Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the Caption “Experts” in the Registration Statement (Form S-3/A) and related Prospectus of IDM Pharma, Inc. to be filed on or about December 1, 2005 for the registration of 10,894,460 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the financial statements of IDM Pharma, Inc. included in its Annual Report (Amendment No. 1 to Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
November 28, 2005